EXHIBIT (a)(1)(i)

HUMAN GENOME SCIENCES, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING HUMAN GENOME SCIENCES, INC.
STOCK OPTIONS UNDER OUR AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN

DATED: JUNE 11, 2004

THIS OFFER AND YOUR RIGHT TO WITHDRAW WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON
JULY 9, 2004, UNLESS WE EXTEND THIS OFFER

You may exchange your outstanding stock options to purchase shares of our common stock with exercise prices at or above $35.00, whether vested or unvested, granted under the Human Genome Sciences, Inc. Amended and Restated 2000 Stock Incentive Plan, as amended (“2000 Stock Incentive Plan”), for new stock options that we will grant under our 2000 Stock Incentive Plan. You are eligible to participate in the offer to exchange if you are an employee of Human Genome Sciences, Inc. and hold stock options issued under our 2000 Stock Incentive Plan with an exercise price of $35.00 per share or higher. In order to participate in the offer to exchange, you must remain continuously employed through the date exchanged options are cancelled. In addition, you must remain an employee through the date of the new option grant to receive the new options. Retirees, members of our Board of Directors and our executive officers who are subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (“Section 16 executive officers”), are ineligible to participate in the offer to exchange.

If you participate in this offer to exchange, the number of new options you receive will depend on the original exercise price at which your exchanged options were granted. The term “exchanged options” means any options that you exchange pursuant to this offer to exchange. Your exchanged options will be exchanged for new options as follows:

•	Exchanged options with an exercise price per share greater than or equal to $35.00 and less than or equal to $45.00 will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options.

•	Exchanged options with an exercise price per share greater than or equal to $45.01 and less than or equal to $55.00 will be replaced with new options at an exchange ratio of one (1) new option for every 2.375 exchanged options.

•	Exchanged options with an exercise price per share greater than or equal to $55.01 and less than or equal to $65.00 will be replaced with new options at an exchange ratio of one (1) new option for every 2.75 exchanged options.

•	Exchanged options with an exercise price per share greater than or equal to $65.01 and less than or equal to $75.00 will be replaced with new options at an exchange ratio of one (1) new option for every 3.125 exchanged options.

•	Exchanged options with an exercise price per share greater than or equal to $75.01 will be replaced with new options at an exchange ratio of one (1) new option for every 3.5 exchanged options.

The exercise price per share of the new options will be equal to the last sale price of our common stock as reported on the Nasdaq National Market on the date the new options are granted.

We expect to grant the new options on a business day (referred to in this Offer to Exchange as the “new option grant date”) that is at least six months and one day after the date on which we cancel the options accepted for exchange.

Our common stock is traded on the Nasdaq National Market under the symbol “HGSI.” On May 14, 2004, the closing price of our common stock as reported in the Wall Street Journal for that date was $11.75 per share. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether to elect to exchange your options.

See “Risk Factors” beginning on page 8 for a discussion of risks that you should consider before tendering your eligible options.

We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange (referred to herein as the “offer to exchange”) and in the related documents attached hereto (all such documents together, as they may be amended from time to time, constitute the “offer”). We reserve the right to extend, postpone and amend this offer. This offer is completely voluntary and you are under no obligation to participate.

Options are eligible for exchange pursuant to this offer only if they are Human Genome Sciences stock options which have an exercise price of at least $35.00 per share. If you want to tender any of your eligible options, you must tender all options under the applicable option grant. This means that you may not tender only a portion of an outstanding eligible option grant. However, if you have more than one outstanding eligible option grant, you may tender all of the options under a grant and choose not to tender the options subject to a different grant. The term “tender” describes your act of requesting that we exchange your eligible options for new options as described in this offer to exchange. If you tender your options and we accept them at the expiration of this offer, you will no longer have any rights to them.

If you satisfy the eligibility conditions, you can tender your eligible options for cancellation and exchange by delivering a properly completed and duly executed Election Form to the attention of Dawn Yager, Associate Director of Compensation and Benefits, by hand, by interoffice mail, by facsimile ((301) 517-8830), or by regular or overnight mail (Human Genome Sciences, Inc., 14200 Shady Grove Road, Rockville, MD 20850-7464 Attention: Dawn Yager). Your eligible options will not be considered tendered until we receive the Election Form.

All eligible options we accept pursuant to this offer will be cancelled on the next day after the expiration of this offer, which is currently scheduled for 12:00 Midnight, Eastern Time, on July 9, 2004, and eligible options accepted for exchange will no longer be exercisable after that time.

You can withdraw a previously delivered election to tender and remove your eligible options from this offer by delivering a properly completed and duly executed Notice of Withdrawal to the attention of Dawn Yager, Associate Director of Compensation and Benefits, by hand, by interoffice mail, by facsimile ((301) 517-8830), or by regular or overnight mail (Human Genome Sciences, Inc., 14200 Shady Grove Road, Rockville, MD 20850-7464 Attention: Dawn Yager). Your tendered eligible options will not be considered withdrawn until we receive your Notice of Withdrawal. Notwithstanding the above, in the event that this offer expires and we have not accepted your tendered options for exchange, then you have the further right to withdraw your tendered options beginning after the 40th business day following the commencement of this offer, which is August 9, 2004.

Any Election Form or Notice of Withdrawal must be received by us before 12:00 Midnight, Eastern Time, on July 9, 2004, unless we extend the expiration date for this offer. If we extend this offer beyond that time, you may tender or withdraw your eligible options by delivering the signed Election Form or Notice of Withdrawal, as the case may be, so long as we receive it before the extended expiration of this offer.

This offer is not conditioned on a minimum number of options being tendered or a minimum number of optionholders participating. However, this offer is subject to conditions, including those which we describe in Section 6. We are not making this offer to, nor will we accept any tender of options from or on behalf of, optionholders in any jurisdiction in which this offer to exchange or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer in any such jurisdiction.

PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF HUMAN GENOME SCIENCES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN THE EMPLOY OF HUMAN GENOME SCIENCES UNTIL THE NEW OPTION GRANT DATE. IF YOU VOLUNTARILY TERMINATE YOUR EMPLOYMENT WITH US, OR IF WE TERMINATE YOUR EMPLOYMENT FOR ANY REASON, BEFORE THE GRANT OF THE NEW OPTIONS, YOU WILL LOSE ALL RIGHTS TO RECEIVE ANY NEW OPTIONS AND YOUR SURRENDERED OPTIONS WILL NOT BE RETURNED TO YOU.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TABLE OF CONTENTS

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS	1
RISK FACTORS	8
THIS OFFER	10
1. Number of Eligible Options; Eligible Optionholders; Eligible Options; Expiration Date	10
2. Purpose of this Offer	11
3. Procedures For Tendering Eligible Options	12
4. Withdrawal Rights	13
5. Acceptance of Eligible Options For Exchange; Issuance of New Options	13
6. Conditions of this Offer	14
7. Price Range of Common Stock	16
8. Source and Amount of Consideration; Terms of New Options	16
9. Information Concerning Human Genome Sciences; Summary Financial Information	19
10. Interests of Directors and Officers; Transactions and Arrangements Concerning any Securities of Human Genome Sciences	20
11. Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer	21
12. Legal Matters; Regulatory Approvals	21
13. Material Tax Consequences	22
14. Extension of Offer; Termination; Amendment	24
15. Fees and Expenses	24
16. Additional Information	24
17. Forward Looking Statements	25
18. Miscellaneous	25
Schedule A	A-1
Schedule B	B-1

(i)

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

This Summary Term Sheet – Questions and Answers summarizes the material terms of this offer, and responds to some of the questions you may have regarding this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying documents.

Q.1.	Why are we making this offer?

We are making this offer because a considerable number of the employees of Human Genome Sciences have Human Genome Sciences stock options with an exercise price of at least $35.00, which is significantly above the current and recent trading prices of our common stock.

These options were originally granted to provide employees with an equity interest in Human Genome Sciences, increasing our ability to attract and retain highly competent employees. Our hope is that re-aligning option prices with current stock prices will increase the value of these options, and renew the intended motivational and retention effect of the original awards. It is important to note, however, that the unpredictable nature of the stock market makes it impossible to guarantee that the new options will have a more favorable exercise price than the options you elect to tender.

Q.2.	How does this offer work?

The Exchange

If you are an eligible optionholder, you will have until 12:00 Midnight, Eastern Time, on July 9, 2004 (unless this offer is extended) to make a voluntary election to exchange eligible options for new options. Assuming all eligibility criteria are met, we will grant your new options at least six months and one day after the cancellation date of your tendered options. Subject to any adjustments for stock splits, stock dividends or similar events, new options will be calculated according to the table below:

Eligible Options Exercise Price

Greater Than or	Less Than or	Exchange Ratio
Equal To . . .	Equal To . . .	Cancelled to New
$35.00	$45.00	2.00 to 1
$45.01	$55.00	2.375 to 1
$55.01	$65.00	2.75 to 1
$65.01	$75.00	3.125 to 1
$75.01	And Above	3.5 to 1

The per-share exercise price of the new options will equal the last sale price of our common stock as reported by the Nasdaq National Market on the date the new options are granted.

If you want to tender any of your eligible options, you must tender all outstanding options under that particular option grant. This means that you may not tender only a portion of an eligible option grant. However, if you have more than one outstanding eligible option grant, you may tender all of the options under a grant and choose not to tender the options subject to a different grant.

Vesting

The new options will vest as follows:

                  - 1/4th of the shares six months after the new options are granted

                  - 1/24th of the shares monthly thereafter

This means that your new options will be fully vested and exercisable 24 months after they are granted, regardless of the vesting schedule that was applicable to the tendered options. The above vesting schedule will apply regardless of whether the tendered options were fully or partially vested. Your vesting and exercise rights are contingent upon continued employment through the applicable vesting date.

Confirmation

If you choose to exchange eligible options, and the options are accepted by us for exchange, you will receive a rights letter shortly after the expiration of this offer. The rights letter will confirm that your options have been accepted for exchange and cancelled, and will summarize the offer, including the number of shares of our common stock your new options will entitle you to purchase.

Q.3.	Must I participate in this offer?

No. Participation is completely voluntary.

Q.4.	How should I decide whether or not to exchange my eligible options for the new options?

We understand that this will be a challenging decision. This offer does carry considerable risk, and there are no guarantees of our future stock performance or the price of our common stock on the new option grant date. Depending on the market price of our common stock, you may benefit more from holding your eligible options than by exchanging them for new options. We advise you to consult with your financial advisor regarding the potential benefits of holding your options at different market prices for our common stock. Please review the Risk Factors which appear after this Summary Term Sheet.

Q.5.	Do Human Genome Sciences’ officers and directors think it is a good idea for employees to participate in this offer?

Although our Compensation Committee has approved this offer, neither we nor our officers, Compensation Committee or Board of Directors make any recommendation as to whether or not you should tender your eligible options for exchange. You must make your own decision whether to tender eligible options.

Q.6.	Why don’t you simply reprice the eligible options?

In a “repricing,” the exercise price of outstanding options would be reset to the current market price of our common stock, without the issuance of new options. Repricing of outstanding options results in “variable” accounting for the affected options, which could reduce our reported earnings for each fiscal quarter that any repriced options remained outstanding. This could have a negative effect on our stock price performance and would be unfavorable to the Company and its stockholders.

Q.7.	Why can’t you just grant eligible optionholders more options?

There are a large number of outstanding Human Genome Sciences stock options with an exercise price of at least $35.00 per share, so a grant of additional options, without a corresponding cancellation of existing options, would significantly increase the potential dilution of our outstanding securities.

Q.8.	What options are eligible for exchange in this offer?

Human Genome Sciences stock options which have an exercise price of at least $35.00 per share.

Q.9.	Can I exchange options that I have already fully exercised?

No. This offer applies only to outstanding eligible options – an option grant that has been fully exercised is no longer outstanding.

Q.10.	Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?

Yes.

Q.11.	Can I exchange both vested and unvested options?

Yes. You can exchange eligible options whether they are vested or unvested. See Question 2 for information on the vesting schedule that will apply to new options.

Q.12.	Who is eligible to participate in this offer?

You will be eligible to participate if you are a Human Genome Sciences employee now, you continue to be an employee through the date the new options are granted, and you have outstanding options priced at or above $35.00 per share. Retirees, members of our board of directors and the six executive officers are not eligible to participate.

Q.13.	What if I am on an authorized leave of absence on the date of this offer or on the date the new options are granted?

Any eligible employee who is on an authorized leave of absence will be able to participate in this offer. If you tender your options and you are on an authorized leave on the new option grant date, you will be entitled to a grant of new options on that date (as long as eligibility requirements are still met).

Q.14.	What if my employment with Human Genome Sciences ends, or I change my place of residence to a country other than the United States, before my new options are granted?

If you participate in this offer, but you cease being an employee of Human Genome Sciences for any reason, voluntarily or involuntarily, you will not receive any new options, and you will not have a right to any of your eligible options that were cancelled. The same holds true if you change your place of residence to a country other than the United States prior to the new option grant date.

However, if you participate in this offer, and cease being an employee of Human Genome Sciences, or cease being a resident of the United States, prior to the expiration of this offer, your tendered eligible options will not be accepted for cancellation and you will retain your eligible options with their current terms and conditions.

Participation in this offer does not confer upon you the right to remain an employee of Human Genome Sciences. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of Human Genome Sciences until the new option grant date. If you voluntarily terminate your employment with us, or if we terminate your employment for any reason, before the grant of the new options, you will lose all rights to receive any new options and your surrendered options will not be returned to you.

Q.15.	What happens if I tender my eligible options, they are accepted and cancelled in this offer, and I die after the expiration date of this offer but before the new option grant date?

If you participate in this offer, and die after the expiration of this offer and prior to the new option grant date, neither your estate nor your beneficiaries will receive a grant of new options, nor will they be able to reclaim the eligible options that were accepted and cancelled.

However, if you die prior to the expiration of this offer, we will not accept your eligible options for cancellation and your estate or beneficiaries will retain your eligible options with their current terms and conditions.

Q.16.	What happens if I tender my eligible options and Human Genome Sciences is later subject to a change of control, such as a merger?

The new options will include the same vesting acceleration provisions, if any, as the cancelled eligible options they replace. A change of control of Human Genome Sciences that occurs after the new option grant date would be subject to those provisions.

If we undergo a change of control, such as a merger, prior to the new option grant date, it would be our intent to negotiate the terms of that change of control so that you could receive options to purchase securities of the acquirer. However, we have the right to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interests of Human Genome Sciences and its stockholders. This could result in your not being granted any new options. In that event, you would not be entitled to any consideration, and you would not receive your cancelled eligible options back.

Q.17.	Are there other circumstances under which I would not be granted new options even after I have tendered my eligible options and they are cancelled, and even if I continue to be otherwise eligible to receive new options?

It is possible that even if we accept your tendered options, we will not issue new options to you if we are prohibited by applicable law or regulations from doing so. We will use all reasonable efforts to avoid such prohibition.

Q.18.	What are the conditions of this offer?

This offer is not conditional upon a minimum number of options being tendered or a minimum number of optionholders participating. However, this offer is subject to a number of other conditions with regard to events that could occur prior to the expiration of this offer. These events include, among other things, a change in accounting principles, a lawsuit challenging this offer, or a third-party tender offer for our common stock or other acquisition proposal. These and various other conditions are more fully described in Section 6 of this offer to exchange. Once this offer has expired and the tendered options have been accepted and cancelled in this offer, the conditions will no longer apply, even if the specified events occur during the period between the expiration date and the new option grant date. We reserve the right to extend, postpone or amend this offer.

Q.19.	What will the terms of the new options be following the exchange?

The new options will have substantially the same terms and conditions as the eligible options cancelled in this offer, except for the exercise price, vesting, and the number of underlying shares of common stock. The new options will be granted under the 2000 Stock Incentive Plan and, except as set forth above, will have substantially the same terms as your current options. See Questions 20 through 24 and Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q.20.	How many new options will I receive in exchange for my tendered eligible options?

Provided you continue to be eligible to receive new options, the number of new options you receive will be determined by the table explained in Question 2. New options for fractional shares will not be granted. Instead, we will round down to the nearest whole number of shares.

Q.21.	What will be the per-share exercise price of the new options?

The per-share exercise price of the new options will be the last sale price of our common stock as reported by the Nasdaq National Market on the new option grant date. We cannot predict the exercise price of the new options. Because we will not grant new options until at least six months and one day after the date we cancel the eligible options accepted for exchange, it is possible that the new options will have a higher exercise price than your eligible options that are cancelled in this offer, and therefore your new options could be worth less than your eligible options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible options. See Section 7 for information concerning our historical common stock price.

Q.22.	When will my new options expire?

Your new options will have a term equal to the remaining term of the eligible options they replace.

Q.23.	Will my new options be incentive stock options or nonqualified stock options?

All new options will be incentive stock options to the fullest extent permitted under Section 422 of the Internal Revenue Code. Please refer to Question 31 and Section 13 (“Material Tax Consequences”) for more information. Depending on the value of the options you will receive and have previously received, your new options may be all incentive stock options, all nonqualified stock options or a combination.

Q.24.	Can you give me a hypothetical example of how this offer to exchange is expected to work?

The following are hypothetical examples.

Example 1

If you elect to exchange 100 eligible stock options granted at an exercise price of $40.00, your new options will be exercisable for 50 shares (100 divided by 2) of our common stock at the new exercise price.

Example 2

If you elect to exchange 1,020 eligible stock options granted at an exercise price of $70.00, your new options will be exercisable for 326 shares (1,020 divided by 3.125 and then rounded down) of our common stock at the new exercise price.

All new options will be granted under our 2000 Stock Incentive Plan, and, except for the exercise price, vesting and the number of underlying shares of common stock, will have substantially the same terms as your current options.

Q.25.	If I participate in this offer, when will I be granted new options?

We expect to grant the new options six months and one day after the date we cancel the eligible options accepted for exchange. If we cancel properly tendered eligible options on July 10, 2004, which is the day following the scheduled expiration date of this offer, the replacement grant is expected to be scheduled for January 11, 2005.

Q.26.	Why won’t I receive my new options immediately after the expiration of this offer?

If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the eligible options accepted for exchange, and the new options had an exercise price that was lower than the exercise price of the cancelled eligible options, we would be required to employ what is called “variable” accounting, which, as described above, is an unfavorable accounting treatment for financial reporting purposes. This could reduce our reported earnings for each fiscal quarter that the new options remain outstanding, which could have a negative effect on our stock price.

Q.27.	If I participate in this offer, will my year-end 2004 performance stock option award be affected?

In order to avoid variable accounting, we will have to wait at least six months and one day after the date we cancel the eligible options accepted for exchange to award any new stock option grants. This means that any year-end 2004 performance stock options could not be awarded in December as they usually are, but would be awarded in January at the earliest. However, all year-end performance stock options will be awarded on the same date whether or not you elect to participate in this offer.

Q.28.	If I participate in this offer, will I still be eligible to receive other option grants?

We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of those reviews, you could receive additional options. In addition, if you are promoted before January 2005, any promotion stock options will not be awarded until after the new option grant date.

Q.29.	Will I have to pay taxes if I exchange my eligible options in this offer?

We strongly recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to this offer. See Section 13 (“Material Tax Consequences”) for more information. If you exchange your eligible options for new options, we believe you will not be required under current law to recognize income for U.S. federal income tax purposes at the time we accept tendered options for exchange. We believe that the exchange will be treated as a non-taxable exchange. Also, at the date of grant of the new options, we believe that you will not be required under current law to recognize income for U.S. federal income tax purposes.

Q.30.	What happens if, after the new option grant date, my options end up “underwater” again?

This is a one-time offer and is not expected to be offered again in the future. Your eligible options are currently valid for 10 years from the date of initial grant, and your new options will have the same expiration date as the eligible options they replace. Before the applicable new option grant date, our shares could increase in value, and the exercise price of the new options could be higher than the exercise price of eligible options cancelled as part of this offer. We can provide no assurance as to the possible price of our common stock at any time in the future.

Q.31.	What happens to options that are not eligible for exchange, or that I choose not to tender, or that are not accepted for exchange in this offer?

This offer will have no effect on those options that are not eligible options or on eligible options which you choose not to tender, or on eligible options which are not accepted for exchange in this offer.

Q.32.	If I tender eligible options in this offer, am I giving up my rights to them?

Yes. When you tender your eligible options and we accept them for exchange, those options will be cancelled and you will no longer have any rights to them, even if for any of the reasons listed above you become ineligible to receive the new options in exchange for the cancelled options.

Q.33.	How long do I have to decide whether to participate in this offer?

You have until 12:00 Midnight, Eastern Time, on July 9, 2004, to tender your options in this offer. We do not currently intend to extend this deadline, but if it is extended for any reason, we will notify you via e-mail.

Q.34.	How do I tender my eligible options for exchange?

If you are an eligible optionholder on such date, you may tender your eligible options at any time before this offer expires at 12:00 Midnight, Eastern Time, on July 9, 2004.

To validly tender your eligible options, you must deliver a properly completed Election Form and any other documents required by the Election Form to the attention of Dawn Yager, Associate Director of Compensation and Benefits, by hand, by interoffice mail, by facsimile ((301) 517-8830), or by regular or overnight mail (Human Genome Sciences, Inc., 14200 Shady Grove Road, Rockville, MD 20850-7464, Attention: Dawn Yager). Your eligible options will not be considered tendered until we receive the Election Form. We must receive your properly completed and signed Election Form by 12:00 Midnight, Eastern Time, on July 9, 2004. If you miss this deadline, you will not be permitted to participate in this offer. We will only accept delivery of the signed Election Form by hand, by interoffice mail, by facsimile, by regular or overnight mail. Delivery by e-mail or other electronic means will NOT be accepted. The method of delivery is at your option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure we receive your Election Form on time.

Q.35.	When and how can I withdraw previously tendered eligible options?

You may withdraw your tendered eligible options at any time before this offer expires at 12:00 Midnight, Eastern Time, on July 9, 2004. If we extend this offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of this offer. If the offer has expired and we have not accepted your tendered options for exchange, then you have the further right to withdraw your tendered options beginning after the 40th business day following the commencement of this offer, which is August 9, 2004. If you want to withdraw any of your tendered eligible options, you must withdraw all of them.

To validly withdraw tendered eligible options, you must deliver a properly completed and duly executed Notice of Withdrawal to the attention of Dawn Yager, Associate Director of Compensation and Benefits, by hand, by interoffice mail, by facsimile ((301) 517-8830), or by regular or overnight mail (Human Genome Sciences, Inc., 14200 Shady Grove Road, Rockville, MD 20850-7464, Attention: Dawn Yager). Your tendered eligible options will not be considered withdrawn until we receive your Notice of Withdrawal. We must receive your properly completed and signed Notice of Withdrawal by 12:00 Midnight, Eastern Time, on July 9, 2004. If you miss this deadline but remain an employee of Human Genome Sciences and a resident of the United States, any previously tendered eligible options will be cancelled and exchanged pursuant to this offer. We will only accept delivery of the signed Notice of Withdrawal by hand, by interoffice mail, by facsimile; by regular or overnight mail. Delivery by e-mail or other electronic means will NOT be accepted. The method of delivery is at your option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure we receive your Notice of Withdrawal on time.

Q.36.	When will I receive my new option grant?

We expect that you will receive notice of your new option grant approximately two weeks after the new option grant date.

Q.37.	How will I know whether you have received my Election Form?

We will send you an e-mail to confirm receipt of your Election Form shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the appropriate deadline.

Q.38.	What will happen if I do not return my Election Form by the deadline, or if I elect not to tender my eligible options for exchange in this offer?

If you do not turn in your Election Form by the deadline, then all eligible options held by you will remain intact at their original exercise price and on their original terms. If you prefer not to tender any of your eligible options for exchange in this offer, you do not need to return any forms to us.

Q.39.	Where can I get information regarding my existing options or if I have any questions regarding this offer, or if I need additional copies of this offer to exchange or any documents attached hereto or referred to herein?

If you have any questions regarding your existing options, first log on to the Charles Schwab website (http://www.schwab.com/optioncenter) and review your account. If you have any questions regarding this option exchange program, please direct them to Option_Exchange@hgsi.com, and they will be answered via e-mail.

RISK FACTORS

Participation in this offer involves a number of potential risks, including those described below. You should carefully consider the risks described below and the risk factors under the heading entitled “Factors that May Affect Our Business” in our annual report on Form 10-K for fiscal year ended December 31, 2003 filed on March 12, 2004. You should consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether or not to request that we exchange your eligible options in this offer. In addition, we strongly urge you to read the rest of these materials before deciding whether or not to request that we exchange your options in this offer.

Economic Risks

     Your new options will have fewer underlying shares of common stock than the eligible options you tender for cancellation.

     Your new options will be exercisable for a portion of the shares of common stock into which your eligible options were exercisable. As a result, depending on the market price of our common stock, you may benefit more from holding your eligible options than by exchanging them for new options. We advise you to consult with your financial advisor regarding the potential benefits of holding your options at different market prices for our common stock.

     Your new options will be subject to a new vesting schedule.

     Regardless of the vested status of the eligible options that you tender, your new options will be subject to a new vesting schedule. They will not be vested at all upon grant, and the first vesting date will not occur until six months after the new options are granted. Depending upon when your employment with us terminates, your new options may be forfeited unvested or you may have a lesser percentage vested interest in them at that time as compared to the eligible options that were cancelled.

     If you properly tender your eligible options, this offer expires and your eligible options are accepted and cancelled as part of this offer, but, prior to the new option grant date, you cease being an employee of Human Genome Sciences for any reason (including your death), OR cease being a resident of the United States, you will have no rights to your eligible options and you will not receive any new options.

     Once your eligible options are cancelled, they are no longer exercisable and you lose all rights to them. If your eligible options are cancelled and your employment is terminated for any reason (including your death), or you are no longer a resident of the United States on the new option grant date, you will not be entitled to any new options or other consideration in exchange for your cancelled eligible options, and you will not be able to reclaim your eligible options. However, if your eligibility ends prior to the expiration date, your tendered eligible options will not be accepted by us and you, or your estate or beneficiaries in the event of your death, will retain them on their current terms and conditions. See Questions 14 and 15 and Section 1 (“Number of Eligible Options; Eligible Optionholders; Eligible Options; Expiration Date”).

     If the market price of our common stock increases after the date you tender your eligible options for exchange and they are accepted and cancelled, the new options you receive in exchange for them might be worth less than the eligible options.

     The per-share exercise price of any new options granted to you in return for your tendered eligible options will be equal to the last sale price of the common stock as reported by the Nasdaq National Market on the date the new options are granted. Before the new option grant date, our shares could increase in value, and the exercise price of the new options could be higher than the exercise price of eligible options cancelled as part of this offer.

     You will be unable to exercise any rights under either your cancelled eligible options or the new options during the period between the cancellation of your eligible options and the grant of your new options.

     We expect to issue your new options no earlier than six months and one day after the eligible options are cancelled in this offer. As a result, for a period of longer than 6 months you will not have the benefit of your eligible options or of any new options and you will not be able to exercise those options or sell the underlying common stock.

     If we are acquired by or merge with another company, your new options might be worth less than the eligible options you tendered for them, or you might not receive any new options at all even though your eligible options were already cancelled.

     If we undergo a change of control, such as a merger, prior to the new option grant date, it could result in your not being granted any new options. In that event, you would not be entitled to any consideration, or to receive your cancelled eligible options back. Even if you are granted new options, the change in control event could affect the market price of our common stock, which could cause your new options to be granted with an exercise price that is higher than you might otherwise anticipate. In addition, your new options might represent the right to purchase securities of a company other than Human Genome Sciences.

Tax Related Risks

     Even if you elect not to participate in the option exchange program, your incentive stock options may be affected.

     We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a “modification” of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company’s option exchange program was characterized as a “modification” of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS’s opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We do not know, therefore, if the IRS will assert the position that our offer to exchange constitutes a “modification” of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options’ holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonqualified stock option.

     If you are a resident of the U.S. but subject to foreign tax laws, there may be tax and social insurance consequences for participating in this offer.

     If you are eligible for this offer because you are residing in the United States, but are also subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

THIS OFFER

1.	Number of Eligible Options; Eligible Optionholders; Eligible Options; Expiration Date.

Upon the terms and subject to the conditions of this offer, as described in this offer to exchange and the documents attached hereto (collectively referred to herein as the “offer”), we are offering to grant new options under the Human Genome Sciences, Inc. Amended and Restated 2000 Stock Incentive Plan (the “2000 Stock Incentive Plan”) in exchange for eligible options that are properly tendered by eligible optionholders in accordance with Section 3 (and not validly withdrawn pursuant to Section 4) before the “expiration date,” as defined below, and cancelled in this offer. If you want to tender any of your eligible options, you must tender all options under the applicable option grant. This means that you may not tender only a portion of an outstanding eligible option grant. However, if you have more than one outstanding eligible option grant, you may tender all of the options under a grant and choose not to tender the options subject to a different grant. The term “tender” describes your act of requesting that we exchange your eligible options for new options as described in this offer to exchange. If you tender your options and we accept then at the expiration of this offer, you will no longer have any rights to them.

You will be an “eligible optionholder” and be eligible to tender your eligible options for cancellation and exchange, and to receive new options pursuant to this offer, if you are currently, and through the date the new options are granted continue to be, (1) an employee of Human Genome Sciences and (2) a resident of the United States. Retirees, members of our board of directors and the six executive officers are not eligible to participate.

You will not be eligible to tender eligible options or receive new options if your employment with Human Genome Sciences terminates for any reason, including retirement, disability or death. An employee who is on an authorized leave of absence and is otherwise an eligible optionholder on such date will be able to tender eligible options prior to the expiration date of this offer. If you tender your options and they are accepted and cancelled in this offer and you are on an authorized leave on the new option grant date but otherwise remain eligible to receive new options on such date, you will be entitled to a grant of new options on that date. Leave is considered “authorized” if it was approved in accordance with policies or practices of Human Genome Sciences.

If, for any reason, you are not an employee of Human Genome Sciences and a resident of the United States on the new option grant date, you will not receive any new options or any other consideration in exchange for your tendered options that we have accepted for exchange and you will not have any right to reclaim the eligible options you tendered, even if the eligible options you tendered were fully or partially vested.

Participation in this offer does not confer upon you the right to remain an employee of Human Genome Sciences. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of Human Genome Sciences until the new option grant date.

“Eligible options” (those options which are eligible for exchange pursuant to this offer) are Human Genome Sciences stock options which have an exercise price of at least $35.00 per share.

If all of your eligible options are properly tendered and cancelled in this offer and you are entitled to receive new options, the number of shares subject to purchase under the new options will vary depending on the exercise price of the eligible options cancelled in exchange, subject to adjustments for any stock splits, stock dividends and similar events.

Eligible Options Exercise Price

Greater Than or	Less Than or	Exchange Ratio
Equal To . . .	Equal To . . .	Cancelled to New
$35.00	$45.00	2.00 to 1
$45.01	$55.00	2.375 to 1
$55.01	$65.00	2.75 to 1
$65.01	$75.00	3.125 to 1
$75.01	And Above	3.5 to 1

We will not issue any new options exercisable for fractional shares, and will instead round down all fractional shares to the nearest whole share.

This offer is scheduled to expire at 12:00 Midnight, Eastern Time, on July 9, 2004 (the “expiration date”) unless and until we, in our sole discretion, have extended the period of time during which this offer will remain open, in which event the term “expiration date” refers to the latest time and date at which this offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend this offer.

For purposes of this offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Time.

2.	Purpose of this Offer.

We are making this offer for compensatory purposes to maintain a performance-oriented environment for our employees. We originally issued the outstanding eligible options in order to:

•	provide employees with an equity interest in Human Genome Sciences, thus motivating them to act in our long-term best interest; and

•	increase our ability to attract and retain highly competent employees.

The eligible options have an exercise price of at least $35.00 per share, which is significantly above the current and recent trading prices of our common stock. We believe that by re-aligning option prices with current stock prices we can maintain compensation packages that will better motivate and reward our employees, creating more effective performance incentives and ultimately maximizing stockholder value. While we hope that this offer will ameliorate the current disparity between the market price of our common stock and the exercise price of eligible options, given the volatile and unpredictable nature of the economy and stock market, we cannot guarantee that the new options will have a more favorable exercise price than the eligible options you elect to tender.

Subject to the foregoing, and except as otherwise disclosed in this offer or in our filings with the Securities and Exchange Commission, which we refer to herein as the “SEC,” and other than transactions among or between us and our affiliates, we presently have no plans or proposals that relate to or would result in:

(a)	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets;

(c)	any material change in the present dividend rate or policy, indebtedness or capitalization;

(d)	any change in our present Board of Directors or management, other than changes in the number or term of directors or to fill any existing board vacancies, or as may otherwise occur in the ordinary course of business;

(e)	any other material change in our corporate structure or business;

(f)	the delisting of our common stock from the Nasdaq National Market;

(g)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (which we refer to herein as the “Exchange Act”);

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i)	the acquisition by any person of our securities or the disposition of any of our securities; or

(j)	any change in our Certificate of Incorporation or Bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our Compensation Committee, Board of Directors or officers makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own financial and tax advisors. You must make your own decision whether to tender your options for exchange.

3.	Procedures For Tendering Eligible Options.

If you are an eligible optionholder on such date, you may tender your eligible options at any time before this offer expires at 12:00 Midnight, Eastern Time, on July 9, 2004. If we extend this offer beyond that time, you may tender your eligible options at any time until the extended expiration of this offer, if you are an eligible optionholder on the date you tender. If you want to tender any of your eligible options, you must tender all options under the applicable option grant. This means that you may not tender only a portion of an outstanding eligible option grant. However, if you have more than one outstanding eligible option grant, you may tender all of the options under a grant and choose not to tender the options subject to a different grant.

Proper Tender of Eligible Options. To validly tender your eligible options pursuant to this offer you must, in accordance with the terms of the Election Form attached hereto, deliver a properly completed and duly executed Election Form and any other documents required by the Election Form to the attention of Dawn Yager, Associate Director of Compensation and Benefits, by hand, by interoffice mail, by facsimile ((301) 517-8830), or by regular or overnight mail (Human Genome Sciences, Inc., 14200 Shady Grove Road, Rockville, MD 20850-7464, Attention: Dawn Yager). Except as described in the following sentence, the Election Form must be executed by the optionholder who holds the eligible options to be tendered exactly as such optionholder’s name appears on the option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form.

Your eligible options will not be considered tendered until we receive the Election Form. We must receive your properly completed and signed Election Form by 12:00 Midnight, Eastern Time, on July 9, 2004. If you miss this deadline, you will not be permitted to participate in this offer. We will only accept delivery of the signed Election Form by hand, by interoffice mail, by facsimile, by regular or overnight mail. Delivery by e-mail or other electronic means will NOT be accepted. The method of delivery is at your option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure we receive your Election Form on time.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, the number of shares subject to eligible options and all questions as to form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any tender with respect to any particular eligible options or any particular optionholder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither Human Genome Sciences nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice. This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension that we may grant in our sole discretion.

Our Acceptance Constitutes An Agreement. Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 and our acceptance of your tendered eligible options in accordance with Section 5. Our acceptance for exchange of eligible options tendered by you pursuant to this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer.

Subject to our rights to extend, postpone and amend this offer, we currently expect that we will accept and cancel, promptly after the expiration of this offer, all properly tendered options that have not been validly withdrawn.

4.	Withdrawal Rights.

You may withdraw your tendered eligible options only in accordance with the provisions of this Section 4.

You may withdraw your tendered eligible options at any time before this offer expires at 12:00 Midnight, Eastern Time, on July 9, 2004. If we extend this offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of this offer. Notwithstanding the above, in the event that this offer expires and we have not accepted your tendered options for exchange, then you have the further right to withdraw your tendered options beginning after the 40th business day following the commencement of this offer, which is August 9, 2004. If you want to withdraw any of your tendered eligible options, you must withdraw all of them.

To validly withdraw tendered eligible options, you must, in accordance with the terms of the Notice of Withdrawal attached hereto, deliver a properly completed and duly executed Notice of Withdrawal to the attention of Dawn Yager, Associate Director of Compensation and Benefits, by hand, by interoffice mail, by facsimile ((301) 517-8830), or by regular or overnight mail (Human Genome Sciences, Inc., 14200 Shady Grove Road, Rockville, MD 20850-7464, Attention: Dawn Yager). The Notice of Withdrawal must specify the name of the optionholder who tendered the eligible options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be executed by the optionholder who tendered the eligible options to be withdrawn exactly as such optionholder’s name appears on the Election Form previously submitted by the optionholder. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal.

Your tendered eligible options will not be considered withdrawn until we receive your Notice of Withdrawal. We must receive your properly completed and signed Notice of Withdrawal by 12:00 Midnight, Eastern Time, on July 9, 2004. If you miss this deadline but remain an employee of Human Genome Sciences and a resident of the United States, any previously tendered eligible options will be cancelled and exchanged pursuant to this offer. We will only accept delivery of the signed Notice of Withdrawal by hand, by facsimile, by interoffice mail, by regular or overnight mail. Delivery by e-mail or other electronic means will NOT be accepted. The method of delivery is at your option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure we receive your Notice of Withdrawal on time.

Any eligible options you withdraw will thereafter be deemed not properly tendered for purposes of this offer unless and until you properly re-tender those eligible options before the expiration date by again following the procedures described in Section 3.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Our determination of these matters will be final and binding.

5.	Acceptance of Eligible Options For Exchange; Issuance of New Options.

We reserve the right to extend, postpone or amend this offer. However, we expect that we will accept and cancel all properly tendered eligible options that have not been withdrawn by the expiration date, upon the terms and subject to the conditions of this offer, promptly following the expiration date. If we cancel eligible options accepted for exchange on July 10, 2004, you will be granted new options no earlier than the first business day that is at least six months and one day following the date we accept options for exchange, assuming you are still eligible to receive new options on that date. If this offer is extended, then the grant date of the new options will also be extended if necessary to ensure that the new option grant date is at least six months and one day following the date eligible options are cancelled. This waiting period is necessary to avoid incurring any compensation expense against our earnings. Our Board of Directors or Compensation Committee will select the actual grant date for the new options after the expiration date of this offer in accordance with the 2000 Stock Incentive Plan.

See Section 1 for details regarding eligibility requirements.

For purposes of this offer, we will be deemed to have accepted for exchange eligible options that are validly tendered and not properly withdrawn as, if and when we give notice to the optionholders of our acceptance for exchange of such eligible options. If you are an eligible optionholder and your eligible options are properly tendered and accepted by us for exchange, you will receive a rights letter shortly after the expiration of this offer. The rights letter will confirm that your options have been accepted for exchange and cancelled, and will summarize your rights in this offer, including the material terms of this offer such as the number of shares of our common stock your new options will entitle you to purchase.

We expect that you will receive your new option grant approximately two weeks after the new option grant date.

If, for any reason, you are not an employee of Human Genome Sciences and a resident of the United States on the new option grant date, you will not receive any new options or any other consideration in exchange for your tendered options that we have accepted for exchange and you will not have any right to reclaim the eligible options you tendered, even if the eligible options you tendered were fully or partially vested.

Participation in this offer does not confer upon you the right to remain an employee of Human Genome Sciences. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of Human Genome Sciences until the new option grant date.

6.	Conditions of this Offer.

Notwithstanding any other provision of this offer, we will not be required to accept any eligible options tendered for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any eligible options tendered for exchange, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date, any of the following events has occurred:

(a)     there shall have been any action or proceeding threatened, pending or taken, or approval, exemption or consent withheld or withdrawn and required to be obtained, or provided subject to conditions, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or to us by or from any court, government or governmental, regulatory or administrative agency, authority or tribunal, in any such case that, in our reasonable judgment, would or might directly or indirectly:

(i)	make it illegal for us to accept some or all of the tendered options for exchange, or to issue some or all of the new options, or otherwise restrict or prohibit consummation of this offer or otherwise relate in any manner to this offer;

(ii)	require that we obtain stockholder approval of this offer;

(iii)	delay or restrict our ability, or render us unable, to accept the tendered options for exchange or to grant new options for some or all of the tendered options; or

(iv)	materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries, or materially impair the contemplated benefits of this offer to us.

(b)     there is any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, over-the-counter market, or Nasdaq, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(c)     there is any commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(d)     there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles which could or would require us to record compensation expense against our earnings in connection with this offer for financial reporting purposes;

(e)     another person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(i)	any such person, entity or group has acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares of common stock, or any new group is formed that beneficially owns more than 5% of our outstanding common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer;

(ii)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding common stock; or

(iii)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to us;

(f)     there occurs any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(g)     any decrease of greater than 25% in the market price of shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), income, operations or prospects;

(h)     any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 25% measured during any time period after the close of business on the date hereof;

(i)     any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us or materially impairs or may materially impair the contemplated benefits of this offer to us; or

(j)     in case any of the foregoing exist at the date hereof, a material acceleration or worsening thereof.

The conditions to this offer are for our benefit. We may assert them in our sole discretion prior to the expiration of this offer regardless of the circumstances giving rise to them. We may waive them, in whole or in part, at any time and from time to time prior to the expiration of this offer, in our sole discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. If we waive one of the conditions set forth above in response to a specific set of circumstances, that condition will still apply to different or new circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons. Notwithstanding anything set forth in this Section 6, this offer may be terminated at any time, even after the expiration date, if approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein, is unavailable or revoked.

7.	Price Range of Common Stock.

Our outstanding eligible options give optionholders the right to acquire shares of our common stock. None of the eligible options are traded on any trading market. Our common stock began trading on the Nasdaq National Market on December 2, 1993, under the symbol “HGSI.” The following table shows, for the periods indicated, the high and low sales prices of our common stock as reported by Nasdaq.

2002	High	Low
First Quarter	$32.79	$20.52
Second Quarter	$22.34	$12.30
Third Quarter	$18.65	$10.27
Fourth Quarter	$13.64	$8.49

2003	High	Low
First Quarter	$9.36	$6.34
Second Quarter	$16.30	$8.51
Third Quarter	$16.36	$12.26
Fourth Quarter	$15.47	$11.81

2004	High	Low
First Quarter	$14.55	$11.37

As of April 30, 2004, there were approximately 841 holders of record of our common stock. We have never declared or paid any cash dividends. We do not anticipate declaring or paying cash dividends for the foreseeable future, in part because existing contractual agreements prohibit such dividends. Instead, we will retain our earnings, if any, for the future operation and expansion of our business.

On May 14, 2004, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $11.75 per share.

We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your eligible options.

8.	Source and Amount of Consideration; Terms of New Options.

Consideration. Subject to the terms of this offer, we will issue new options to purchase our common stock under the 2000 Stock Incentive Plan to persons who are eligible on the new option grant date, in exchange for eligible options properly tendered, accepted by us and cancelled. The number of shares of common stock underlying new options will be equal to a varying number of shares subject to the eligible options tendered and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. However, we will not issue any new options exercisable for fractional shares. Instead, we will round down to the nearest whole number of shares.

If we receive and accept tenders of all currently outstanding eligible options, we expect that we will issue new options exercisable into an aggregate of 2,115,885 shares of our common stock.

Terms of New Options. The new options will be granted under the 2000 Stock Incentive Plan. The new options will have substantially the same terms and conditions as the eligible options cancelled in this offer, except for the exercise price, vesting, and the number of underlying shares of common stock. Shortly after the new option grant date, we will deliver a new option award statement to each eligible option holder whose eligible options were properly tendered and accepted for exchange and cancelled by us. The grant of new options pursuant to this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options or any right of continued employment.

The following description summarizes the material terms of the 2000 Stock Incentive Plan and options granted thereunder including, where different, the new options. We do not make specific reference to the new options in all paragraphs because in most cases the terms of the new options will be substantially identical to the terms of any other option granted under the 2000 Stock Incentive Plan. Our statements in this offer to exchange concerning the 2000 Stock Incentive Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2000 Stock Incentive Plan and the form of option agreements under the 2000 Stock Incentive Plan, each of which is filed as an exhibit to the Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. See Section 16 for a discussion of how to obtain copies of the 2000 Stock Incentive Plan and form of option agreement.

     Available Shares of Common Stock. As of May 14, 2004, an aggregate of 53,227,896 shares of our common stock have been reserved for issuance under awards granted under the 2000 Stock Incentive Plan. Of this amount, 12,451,784 shares have been issued as fully vested shares, 28,063,550 shares are subject to outstanding options, and 12,712,562 shares remain available for future awards. The shares underlying eligible options that are tendered for exchange and accepted and cancelled by us will be returned to the 2000 Stock Incentive Plan and available for future awards.

     Eligible Participants. All of our employees, officers and directors are eligible to receive awards under the 2000 Stock Incentive Plan. In addition, awards may be granted to persons who are otherwise eligible to participate in the 2000 Stock Incentive Plan and who are subject to the laws of foreign countries or jurisdictions. Awards granted to such persons may be subject to terms and conditions different from those specified in the 2000 Stock Incentive Plan.

     Awards. The 2000 Stock Incentive Plan permits the granting of stock options that are incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and nonqualified stock options (stock options that do not qualify as incentive stock options). Most eligible options subject to this offer are incentive stock options to the extent they so qualify under Code Section 422. All new options that may be granted pursuant to this offer will also be incentive stock options to the extent they qualify under Code Section 422. The 2000 Stock Incentive Plan also permits the grant of stock appreciation rights.

     Administration. The Compensation Committee of our Board of Directors has authority to administer the 2000 Stock Incentive Plan, with broad discretion to fashion the terms of grants, including type, size and exercise price, as it deems appropriate. The Compensation Committee also selects the persons to whom awards are granted.

     Term and Termination. The term of each option granted under the 2000 Stock Incentive Plan is fixed by the Compensation Committee, but may not exceed 10 years. The new options to be granted pursuant to this offer will terminate on the same termination date applicable to the eligible options they replace. Typically, options will remain exercisable upon the termination of employment, whether for retirement or otherwise, for a period of three months after the termination date, to the extent they were vested on the date of termination. In the case of separation due to death or disability, the number of shares which were vested on the date of such separation will remain exercisable for one year after such date. In no event can any part of an option be exercised after its termination date.

     Exercise Price. The exercise price of options granted under the 2000 Stock Incentive Plan is determined by the Compensation Committee, but cannot be less than the fair market value of our common stock on the date of the grant. The per-share exercise price of the new options to be granted pursuant to this offer will be equal to the last sale price of the common stock as reported by the Nasdaq National Market on the date the new options are granted. Because we will not grant new options until at least six months and one day after the date we cancel the eligible options accepted for exchange, it is possible that the new options may have a higher exercise price than some or all of your eligible options, and therefore your new options could be worth less than your old options. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your options.

     Underlying Shares. The number of shares subject to purchase under the new options will vary depending on the exercise price of the eligible options cancelled in exchange, subject to adjustments for any stock splits, stock dividends and similar events. We will not issue any new options exercisable for fractional shares, and will round down all fractional shares to the nearest whole share.

     Vesting and Exercise. The Compensation Committee determines at what time or times each option may be exercised. The new options will be granted under the 2000 Stock Incentive Plan and will vest as to 1/4th of the underlying shares six months after the new options are granted and as to 1/24th of the underlying shares monthly thereafter, regardless of the vesting schedule that was applicable to the eligible options tendered for exchange and regardless of whether or not the eligible options were fully or partially vested. The new options will expire on the same date that the eligible options would have expired.

     Method of Exercising Options. After the new options are exercisable, the optionholder may exercise the options in accordance with the terms of the 2000 Stock Incentive Plan and the optionholder’s option grant by providing us with (i) a written notice identifying the option and stating the number of whole shares of common stock that the optionholder desires to purchase; (ii) such other documents as we may reasonably request; and (iii) payment in full in cash or in such other payment form as is acceptable to us.

     Prohibition Against Transfer, Pledge and Attachment. The options, and the rights and privileges conferred by them, are personal to the optionholder and may not be transferred, sold, assigned, pledged, encumbered or hypothecated in any way (whether by operation of law or otherwise), and during the optionholder’s lifetime shall be exercisable only by the optionholder. An optionholder may transfer an option, and the rights and privileges conferred by it, upon the optionholder’s death, either by will or under the laws of intestate succession. All transferees shall be subject to all of the terms and conditions of the options to the same extent as the optionholder.

     Adjustments Upon Certain Events. If the outstanding shares of our common stock are changed by reason of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, our Compensation Committee will have the authority to appropriately adjust the relevant terms and conditions of outstanding awards.

     The 2000 Stock Incentive Plan provides that outstanding awards will terminate, unless provision is made in connection with a particular transaction for the assumption, substitution, or continuance of such awards with appropriate adjustments, upon our dissolution or liquidation, reorganization, merger or consolidation as a result of which the outstanding shares of common stock subject to award are changed into or exchanged for cash, property or another company’s securities (or any combination thereof), sale of substantially all of our property, or the acquisition of more than eighty-percent (80%) of the voting power of our common stock then outstanding. As further described in the 2000 Stock Incentive Plan, a holder of an award shall have the right to exercise the award prior to its termination as a result of the events described in this paragraph.

     Amendment of 2000 Stock Incentive Plan. Our Board of Directors may amend the 2000 Stock Incentive Plan at any time; provided, however, that Board of Directors may not materially amend the 2000 Stock Incentive Plan without obtaining stockholder approval.

     Rights as Stockholders and Employees. Optionholders have no rights with respect to any of our common stock subject to outstanding options until such shares are purchased in accordance with the provisions of the 2000 Stock Incentive Plan and the option grant. Nothing in the 2000 Stock Incentive Plan confers upon any optionholder any right to continued employment.

     Tax Consequences. You should refer to Section 13 for a discussion of some of the tax consequences of accepting or rejecting this offer to tender eligible options for cancellation and of the grant of the new options under this offer to exchange. We strongly recommend that you consult with your own tax advisor to determine the specific tax consequences of this offer to you.

     Registration of Underlying Shares. 53,227,896 shares of common stock issuable upon exercise of options under the 2000 Stock Incentive Plan have been registered under the Securities Act of 1933 on registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Human Genome Sciences, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

9. Information Concerning Human Genome Sciences; Summary Financial Information.

About Human Genome Sciences

We are a Delaware corporation headquartered at 14200 Shady Grove Road, Rockville, Maryland 20850-7464. Our telephone number is (301) 309-8504. Our website is www.hgsi.com. Information contained on our website is not a part of, and is not incorporated into, this annual report on Form 10-K. Our filings with the SEC are available without charge on our website as soon as reasonably practicable after filing. Questions regarding this option exchange should be directed by email to Option_Exchange@hgsi.com.

Human Genome Sciences is a mid-stage development biopharmaceutical company with a significant product pipeline derived from proprietary genomic technology. Our goal is to build a global biopharmaceutical company that discovers, develops, manufactures and markets gene-based protein and antibody drugs to treat and cure disease. The success of our drug discovery efforts derives from our expertise in genomics, the systematic collection and understanding of human genes and their functions. We focus our internal product development efforts on novel human protein and antibody drugs discovered through genomics-based research, and on new long-acting versions of existing protein drugs created using our albumin fusion technology. We use collaborations for the development of additional protein and antibody drugs, gene therapy products, small molecule drugs, and diagnostic products discovered using our genomics-based technology.

We are conducting clinical trials with a number of our products. Our current focus is to advance clinical trials in two main therapeutic areas: immunology/ infectious disease and oncology. Additional products are in clinical development by companies with which we are collaborating. We also have a number of new drugs in advanced preclinical studies.

We have developed and continue to enhance the human resource and physical infrastructure necessary to achieve our goal of becoming a fully integrated global biopharmaceutical company, including:

•	Extensive genomics and informatics capabilities;

•	A significant patent estate to protect our genomic discoveries, proprietary technologies and product pipeline;

•	Significant expertise in the discovery of novel protein and antibody drug candidates;

•	Protein formulation technology, including the albumin fusion technology we use to create long-acting protein drugs;

•	The clinical development and regulatory capabilities necessary to design and implement clinical trials of our own drugs; and

•	Specialized manufacturing facilities designed for the production of protein and antibody drugs for preclinical studies and clinical trials.

We are expanding our manufacturing facilities to allow us to produce larger quantities and larger numbers of protein and antibody drugs for clinical development. We are also in the construction phase of a large-scale manufacturing facility to support our increasing needs for protein and antibody drug production capacity related to the continuing progress of our product candidates and, eventually, the initial commercialization of our products in North America. We may add sales and marketing staff as our products approach commercialization.

We have strategic partnerships with a number of leading pharmaceutical and biotechnology companies to leverage our strengths and to gain access to complementary technologies and sales and marketing infrastructure. Some of these partnerships have provided us with research funding, licensing fees and milestone payments, along with royalty payments as products are developed and commercialized. We also are entitled to certain co-promotion, co-development, revenue sharing and other product rights.

Financial Information

Attached as Schedule A are our summary financial statements. The full financial information included in our annual report on Form 10-K for the year ended December 31, 2003, and in the unaudited financial information included in our quarterly report on Form 10-Q for the quarter ended March 31, 2004, is incorporated herein by reference. Please see Section 16 (“Additional Information”) of this offer to exchange for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $6.60 at March 31, 2004.

Ratio of Earnings to Fixed Charges

For the years ended December 31, 2002 and 2003 and the three months ended March 31, 2004, our ratio of earnings to fixed charges was less than one-to-one due to our loss from operations in those periods. In order to cover fixed charges in those periods, our earnings from operations would have had to increase by $219.7 million, $185.3 million and $55.4 million, respectively.

For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes, plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and that portion of rental expense we believe to be representative of interest.

For 2002, amount includes charges aggregating $46.4 million arising from a charge for an impaired investment and a charge for construction design changes of $32.2 million, or $0.25 per share, and $14.2 million, or $0.11 per share, respectively. For the three months ended March 31, 2004, amount includes charge for restructuring of $3.7 million, or $0.03 per share.

10. Interests of Directors and Officers; Transactions and Arrangements Concerning any Securities of Human Genome Sciences.

The directors and executive officers of Human Genome Sciences, their positions and offices held, and their beneficial ownership in our common stock as of May 14, 2004, are set forth in Schedule B attached hereto. Directors and officers of Human Genome Sciences are NOT eligible to participate in this offer.

There are no agreements, understandings, or arrangements, whether or not legally enforceable, between Human Genome Sciences, any director, executive officer, or controlling person of Human Genome Sciences, any director or executive officer of any controlling person, and any other person, with respect to any securities of Human Genome Sciences.

We have not effected any transactions involving eligible options or our common stock in the past 60 days before and including May 14, 2004. To our knowledge, there have been no transactions involving eligible options or in our common stock by any of our directors or executive officers during the past 60 days before and including May 14, 2004, except that:

•	Under the terms of our 2000 Stock Incentive Plan, each of our non-employee directors receives a grant of an option to purchase 48,000 shares of our common stock upon the director’s appointment, election or re-election to the board of directors (25,000 shares for a director’s appointment election or re-election after May 23, 2004) and an annual grant of an option to purchase 16,000 in each year in which the non-employee director is not appointed, elected or re-elected. As a result, on May 21, 2004, we issued an option to purchase 48,000 shares of our common stock to each of Mr. Danzig and Drs. Drews and Karabelas and an option to purchase 16,000 shares of our common stock to each of Ms. Atkins, Amb. Holbrooke, Drs. Link and Tyson and Mr. Young, each of which have an exercise price of $10.69 per share.

•	Craig Rosen, Ph.D., our president, research & development, has exercised options for and sold an aggregate of 10,000 shares of our common stock pursuant to a trading plan adopted in September 2003. In May 2004, we entered into a new employment agreement with Dr. Rosen.

•	We cancelled options to purchase 180,000 shares of our common stock in connection with the resignation of one of our executive officers.

•	We granted to employees who are not executive officers options to purchase an aggregate of 168,550 shares of our common stock at a weighted average exercise price of $13.95 per share.

Except as otherwise disclosed in this offer to exchange, there are no present or proposed material agreements, arrangements, understandings or relationships between Human Genome Sciences or any of its executive officers, directors, controlling persons or affiliates.

11. Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

There are a considerable number of stock options outstanding with an exercise price of at least $35.00 per share, which is significantly above the current and recent trading prices of our common stock. We believe that by re-aligning option prices with current stock prices we can maintain compensation packages that will better motivate and reward our employees, creating more effective performance incentives and ultimately maximizing stockholder value. We could accomplish this goal by repricing existing options, which would enable eligible optionholders to immediately hold options with a per-share exercise price equal to our current market price. However, the repriced options would be subject to “variable” accounting, which could require us to record additional compensation expense each quarter until the repriced options were exercised, cancelled or expired. Furthermore, if we were to cancel a stock option and issue another option with an exercise price that is lower than the exercise price of the cancelled option within the shorter of (1) the 6-month period immediately prior to the date on which the option was required to be tendered for cancellation or (2) the period from the date of grant of the cancelled option to the date on which the option was required to be tendered for cancellation, the cancellation and exchange would be deemed a repricing resulting in variable accounting. The cancellation of an existing option and the issuance of another option within this time period will be deemed a repricing even if the issuance of the second option occurs before the cancellation of the first option. These events could adversely affect our stock price.

We believe that consummation of this offer will not result in any compensation expense because:

•	we will not grant any new options until a day that is at least six months and one day after the date that we accept and cancel eligible options tendered for exchange;

•	the per-share exercise price of the new options to be granted pursuant to this offer will be equal to the last sale price of the common stock as reported by the Nasdaq National Market on the date the new options are granted; and

•	we do not intend to grant any other options to an eligible optionholder who tenders eligible options in this offer that are cancelled in the exchange until after the new option grant date.

We intend to continue to review all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to make option grants to some optionholders who are participating in this offer. If we grant any options to any optionholder who is eligible to receive new options before the scheduled new option grant date, such grant will be treated for financial reporting purposes as a “variable” award to the extent that the number of shares subject to the newly granted performance options is equal to or less than the number of the optionholder’s eligible option shares elected for exchange and to the extent the exercise price of the newly granted performance awards is less than the exercise price of the cancelled eligible options. In this event, we will be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted performance options exceeds the exercise price of the shares underlying them. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the newly granted performance options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

Eligible options we accept for exchange and acquire pursuant to this offer will be cancelled shortly after the expiration of this offer and the shares of common stock subject to them will be returned to the pool of common stock available for future option grants under the 2000 Stock Incentive Plan. To the extent such shares are not reserved in connection with this offer, they will be available for future grants under the 2000 Stock Incentive Plan without further stockholder action, except as may be required by applicable law or the rules of the Nasdaq Stock Market or any other stock exchange on which our common stock is then quoted or listed.

12. Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the exchange offer. We are not aware of any margin requirements or anti-trust rules applicable to this offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and issuance of new options as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer to accept tendered options for exchange and to issue new options for tendered options is subject to obtaining any such governmental approval.

13. Material Tax Consequences.

The following is a general summary of the material income tax consequences of the exchange of eligible options and grant of new options under this offer for tax residents in the countries indicated. This summary may not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders. If you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or citizenship during the term of the option, the information contained in this summary may not be applicable to you.

The following is a general summary of the material U.S. federal income tax consequences of the exchange options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all eligible employees.

     WE ADVISE ALL ELIGIBLE EMPLOYEES WHO MAY CONSIDER EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

     We believe that if you exchange your eligible options for new options, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or when the new options are granted.

     Please review the discussion above under “Risk Factors — Tax Related Risks” for information concerning the possibility that the IRS will assert the position that this offer constitutes a “modification” of eligible incentive stock options. Even if you elect not to participate in the exchange, your incentive stock options may be affected. A successful assertion by the IRS of this position could extend the options’ requisite holding periods to qualify for favorable tax treatment and could also convert all or a portion of some incentive stock options into nonqualified stock options.

     Incentive Stock Options. If you surrender incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. For options to qualify as incentive stock options, however, the value of the shares that may be purchased by such options and any other incentive stock options granted by us that first become exercisable in any calendar year cannot exceed $100,000, as determined using the fair market value of the shares on the grant date of such new options. Any excess will be deemed to be nonqualified stock options.

     In general, an optionholder will not recognize taxable income for federal income purposes upon the grant or exercise of an incentive stock option. Instead, an optionholder will recognize taxable income with respect to an incentive stock option only upon the sale of shares acquired through the exercise of the option, which we refer to as “ISO shares.” Nevertheless, in the case of an optionholder who has not been an employee at all times commencing on the date on which a particular incentive stock option was granted and ending on the date that is three months before the date on which the option is exercised, the option generally will be treated as though it were a nonqualified stock option and taxed as described below under “Nonqualified Stock Options.” In addition, incentive stock options will be treated as nonqualified stock options for purposes of the alternative minimum tax. While an optionholder will pay alternative minimum tax only to the extent of the excess of that tax over the optionholder’s regular tax, the treatment of an option as a nonqualified stock option for purposes of the alternative minimum tax could create such excess.

     Generally, the tax consequences of selling ISO shares will vary with the length of time that the optionholder has owned the ISO shares at the time they are sold. If the optionholder sells ISO shares more than two years after the applicable grant date of the options and more than one year after the applicable exercise date, then the optionholder will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO shares over the exercise price.

     If the optionholder sells ISO shares prior to satisfying the above waiting periods, which we refer to as a “disqualifying disposition,” then the optionholder generally will recognize ordinary compensation income in the year of sale in an amount equal to the lesser of:

•	the excess of the fair market value of the ISO shares on the exercise date over the exercise price; and

•	the excess of the sale price of the ISO shares over the exercise price.

     An optionholder making a disqualifying disposition will also recognize capital gain in an amount equal to any excess of the sale price of the ISO shares over the fair market value of the ISO shares on the exercise date. This capital gain will be a long-term capital gain if the optionholder has held the ISO shares for more than one year prior to the date of the sale and will be short-term capital gain if the optionholder has held the ISO shares for a shorter period.

     If an optionholder sells ISO shares for less than the exercise price, then the optionholder will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO shares. This capital loss will be a long-term capital loss if the optionholder has held the ISO shares for more than one year prior to the date of the sale and will be a short-term capital loss if the optionholder has held the ISO shares for a shorter period.

     Nonqualified Stock Options. Your new options will be nonqualified stock options to the extent that your new options exceed the $100,000 annual limit discussed above. An optionholder will not recognize ordinary compensation income upon the grant of a nonqualified stock option. However, an optionholder generally will recognize ordinary compensation income upon the exercise of a nonqualified stock option in an amount equal to the excess of the fair market value of the shares acquired through the exercise of the option, which we refer to as “NQO shares,” on the exercise date over the exercise price.

     An optionholder will have a tax basis for any NQO shares equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NQO shares, an optionholder generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NQO shares and the optionholder’s tax basis in the NQO shares. This capital gain or loss will be long-term capital gain or loss if the optionholder has held the NQO shares for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the optionholder has held the NQO shares for a shorter period.

     Tax Consequences to us. The grant of a stock option by us will have no tax consequences to us. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any shares acquired under an option will have any tax consequences to us. However, we generally will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by an optionholder in connection with an option, if we comply with eligible reporting requirements.

     Withholding Taxes. Although an optionholder’s disqualifying disposition of ISO shares will result in the recognition of ordinary compensation, under current law, we will have no withholding obligation with respect to that income. In contrast, we will have a withholding obligation with respect to ordinary compensation income recognized with respect to a nonqualified stock option by an optionholder who has been employed by us. We will require any such optionholder to make arrangements to satisfy this withholding obligation.

WE STRONGLY RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

14. Extension of Offer; Termination; Amendment.

Although we do not currently intend to do so, we expressly reserve the right, in our discretion, at any time and from time to time prior to the expiration of this offer, and regardless of whether or not any event set forth in Section 6 has occurred, to extend the period of time during which this offer is open for any reason. If we extend this offer, we will notify you via your Human Genome Sciences e-mail account of the extension and file with the SEC an amendment to the Schedule TO which we have filed in connection with this offer no later than 9:00 a.m. Eastern Time, on the next business day following the previously scheduled expiration date. If this offer is extended, then the cancellation date for tendered eligible options accepted for exchange and the new option grant date may be extended if necessary to avoid the possibility that we would have to recognize any compensation charges which would reduce our reported earnings.

We also expressly reserve the right, in our reasonable judgment and prior to the expiration date of this offer, to terminate this offer or postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving notice of such termination or postponement to the eligible optionholders via your Human Genome Sciences e-mail account. We will pay the consideration offered or return the options tendered promptly after termination or withdrawal of this offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion and regardless of whether any event set forth in Section 6 has occurred, to amend this offer in any respect prior to the expiration date, including, without limitation, by decreasing or increasing the consideration offered in this offer or by decreasing or increasing the number of eligible options being sought in this offer. We will notify you of any such amendment via your Human Genome Sciences e-mail account and file with the SEC an amendment to the Schedule TO which we have filed in connection with this offer.

If we materially change the terms of this offer or the information concerning this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of this offer or information concerning this offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to increase or decrease what we will give you in exchange for your eligible options, we will give you notice of the action. If this offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of 10 business days after the date the notice is published.

15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16. Additional Information.

With respect to this offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as amended, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC, before making a decision on whether or not to tender your eligible options:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 12, 2004;

(b)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed with the SEC on May 7, 2004;

(c)	Definitive Proxy Statement on Schedule 14A for our annual meeting of stockholders held on May 20, 2004 filed with the SEC on April 16, 2004;

(d)	Current Report on Form 8-K, filed with the SEC on March 26, 2004;

(e)	Registration Statements on Form S-8 (File Nos. 33-79020, 33-79022, 333-44798, 333-46298, 333-66670, 333-89392 and 333-104219) (registering shares to be issued under the 2000 Stock Incentive Plan); and

(f)	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 26, 1993, including any amendments or reports we file or have filed for the purpose of updating that description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at:

450 Fifth Street, N.W.
Suite 1300
Washington D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov. Our common stock is listed for trading on the Nasdaq National Market under the symbol “HGSI,” and our SEC filings can be obtained from Nasdaq by accessing Nasdaq’s internet site at http://www.nasdaq.com.

We will also provide without charge to each person to whom we deliver a copy of this offer to exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time, to:

Human Genome Sciences, Inc.
14200 Shady Grove Road
Rockville, MD 20850-7464
Attention: Dawn Yager, Associate Director of Compensation and Benefits
Facsimile: (301) 517-8830
email: Option_Exchange@hgsi.com

The information about us contained in this offer to exchange should be read together with the information contained in the documents to which we have referred you.

17. Forward Looking Statements.

This offer to exchange and our SEC reports referred to above include “forward-looking statements.” These statements relate to future events or our future financial performance and reflect our current expectations and projections about our future results, performance, prospects and opportunities. In some cases you can identify forward-looking statements by terms such as “may,” “will,” “plan,” “expects,” “anticipates,” “believes,” “intends,” “predict,” “potential,” “could,” “should” and “estimates” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2004 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-K and 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

18. Miscellaneous.

We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will tenders be accepted from or on behalf of, optionholders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Human Genome Sciences, Inc.
June 11, 2004

Schedule A

SUMMARY FINANCIAL STATEMENTS

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended
	March 31,
	2004	2003
	(dollars in thousands, except
	share and per share amounts)
Revenue — research and development collaborative contracts	$1,643	$1,642

Costs and expenses:
Research and development	53,056	46,293
General and administrative	9,097	9,665
Charge for restructuring	3,699	—

Total costs and expenses	65,852	55,958

Income (loss) from operations	(64,209)	(54,316)
Investment income	14,099	18,946
Interest expense	(5,318)	(5,945)

Income (loss) before taxes	(55,428)	(41,315)
Provision for income taxes	—	—

Net income (loss)	$(55,428)	$(41,315)

Net income (loss) per share, basic and diluted	$(0.43)	$(0.32)

Weighted average shares outstanding, basic and diluted	129,542,978	128,894,418

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2004	2003
	(dollars in thousands, except
	share and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$7,035	$33,269
Short-term investments	888,219	948,413
Prepaid expenses and other current assets	5,834	6,297

Total current assets	901,088	987,979
Long-term investments	29,376	24,055
Property, plant and equipment (net of accumulated depreciation and amortization)	181,053	154,717
Restricted investments	289,846	280,776
Other assets	17,583	18,677

TOTAL ASSETS	$1,418,946	$1,466,204

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligation	$346	$338
Accounts payable and accrued expenses	32,991	32,121
Accrued payroll and related taxes	9,429	9,060
Deferred revenues	2,568	2,568

Total current liabilities	45,334	44,087
Long-term debt, net of current portion	503,020	503,020
Capital lease obligation, net of current portion	534	644
Deferred revenues	7,061	7,703
Other liabilities	7,080	7,417

Total liabilities	563,029	562,871

Stockholders’ equity:
Preferred stock	—	—
Common stock	1,297	1,294
Additional paid-in capital	1,768,689	1,762,191
Unearned portion of compensatory stock options	(4,013)	—
Accumulated other comprehensive income (loss)	32,243	26,719
Retained deficit	(942,299)	(886,871)

Total stockholders’ equity	855,917	903,333

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,418,946	$1,466,204

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended
	March 31,
	2004	2003
	(dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$(55,428)	$(41,315)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Accrued interest on short-term and restricted investments	4,507	4,409
Depreciation and amortization	5,288	6,063
Charge for restructuring, excluding stock option compensation expense	3,561	—
Compensation expense related to stock options	138	229
Loss (gain) on disposal of fixed assets	14	(6)
Gain on sale of investments	(3,711)	(3,280)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	463	(1,545)
Other assets	4,760	364
Accounts payable and accrued expenses	(2,797)	(3,232)
Accrued payroll and related taxes	369	161
Deferred revenues	(642)	(642)
Other liabilities	(4,559)	99

Net cash provided by (used in) operating activities	(48,037)	(38,695)

Cash flows from investing activities:
Capital expenditures — property, plant and equipment	(30,976)	(10,055)
Purchase of short-term investments and marketable securities	(163,910)	(117,319)
Proceeds from sales and maturities of investments	222,599	215,307

Net cash provided by (used in) investing activities	27,713	87,933

Cash flows from financing activities:
Restricted investments	(8,157)	(34,525)
Payments on capital lease	(102)	(62)
Proceeds from issuance of common stock (net of expenses)	2,349	898

Net cash provided by (used in) financing activities	(5,910)	(33,689)

Net increase (decrease) in cash and cash equivalents	(26,234)	15,549
Cash and cash equivalents — beginning of period	33,269	25,205

Cash and cash equivalents — end of period	$7,035	$40,754

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$10,728	$10,647
Income taxes	$—	$—

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,

	2003	2002

	(dollars in thousands, except
	share and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$33,269	$25,205
Short-term investments	948,413	1,261,183
Prepaid expenses and other current assets	6,297	10,528

Total current assets	987,979	1,296,916
Long-term investments	24,055	15,071
Property, plant and equipment (net of accumulated depreciation and amortization)	154,717	126,437
Restricted investments	280,776	205,352
Other assets	18,677	18,411

TOTAL ASSETS	$1,466,204	$1,662,187

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	$448
Current portion of capital lease obligation	338	241
Accounts payable and accrued expenses	32,121	34,570
Accrued payroll and related taxes	9,060	7,911
Deferred revenues	2,568	2,568

Total current liabilities	44,087	45,738
Long-term debt, net of current portion	503,020	503,020
Capital lease obligation, net of current portion	644	261
Deferred revenues	7,703	10,271
Other liabilities	7,417	2,344

Total liabilities	562,871	561,634

Stockholders’ equity:
Preferred stock — $0.01 par value; shares authorized — 20,000,000; no shares issued	—	—
Common stock — $0.01 par value; shares authorized — 400,000,000; shares issued 129,433,448 and 128,850,551 at December 31, 2003 and 2002, respectively	1,294	1,289
Additional paid-in capital	1,762,191	1,757,685
Unearned portion of compensatory stock options	—	(229)
Accumulated other comprehensive income (loss)	26,719	43,355
Retained deficit	(886,871)	(701,547)

Total stockholders’ equity	903,333	1,100,553

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,466,204	$1,662,187

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2003	2002	2001

	(dollars in thousands, except share and per share amounts)
Revenue — research and development collaborative contracts	$8,168	$3,568	$12,818

Costs and expenses:
Research and development:
Direct expenditures	191,483	191,162	146,276
Charge for construction design changes	—	14,238	—

Total research and development	191,483	205,400	146,276
General and administrative	43,608	44,175	38,714

Total costs and expenses	235,091	249,575	184,990

Income (loss) from operations	(226,923)	(246,007)	(172,172)
Investment income	64,297	82,195	105,866
Interest expense	(22,698)	(23,746)	(24,638)
Charge for impaired investments	—	(32,158)	(22,314)
Debt conversion expenses	—	—	(3,894)

Income (loss) before taxes	(185,324)	(219,716)	(117,152)
Provision for income taxes	—	—	—

Net income (loss)	$(185,324)	$(219,716)	$(117,152)

Basic and diluted net income (loss) per share	$(1.44)	$(1.71)	$(0.92)

Weighted average shares of common stock outstanding, basic and diluted	129,112,670	128,591,153	126,990,788

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(dollars in thousands, except share amounts)

				Unearned	Accumulated
				Portion of	Other
	Common Stock		Additional	Compensatory	Comprehensive	Retained
			Paid-In	Stock	Income	Earnings
	Shares	Amount	Capital	Options	(Loss)	(Deficit)	Total

Balance — December 31, 2000	125,192,544	$1,252	$1,698,384	$(192)	$28,190	$(364,679)	$1,362,955

Comprehensive income (loss):
Net loss	—	—	—	—	—	(117,152)	(117,152)
Unrealized gain on investments	—	—	—	—	3,880	—	3,880

Comprehensive income (loss)							(113,272)
Issuance of common stock pursuant to conversion of convertible subordinated notes	782,167	8	32,153	—	—	—	32,161
Exercises of 2,284,752 and 18,944 options relating to employee stock option and stock purchase plans, respectively	2,303,696	23	22,371	—	—	—	22,394
Compensatory stock options issued	—	—	327	(327)	—	—	—
Compensatory stock options earned	—	—	—	225	—	—	225

Balance — December 31, 2001	128,278,407	1,283	1,753,235	(294)	32,070	(481,831)	1,304,463

Comprehensive income (loss):
Net loss	—	—	—	—	—	(219,716)	(219,716)
Unrealized gain on investments	—	—	—	—	11,285	—	11,285

Comprehensive income (loss)							(208,431)
Exercises of 495,207 and 76,937 options relating to employee stock option and stock purchase plans, respectively	572,144	6	4,250	—	—	—	4,256
Compensatory stock options issued	—	—	200	(200)	—	—	—
Compensatory stock options earned	—	—	—	265	—	—	265

Balance — December 31, 2002	128,850,551	1,289	1,757,685	(229)	43,355	(701,547)	1,100,553

Comprehensive income (loss):
Net loss	—	—	—	—	—	(185,324)	(185,324)
Unrealized gain (loss) on investments	—	—	—	—	(16,636)	—	(16,636)
Cumulative translation adjustment	—	—	—	—	—	—	—

Comprehensive income (loss)							(201,960)
Exercises of 485,534 and 97,363 options relating to employee stock option and stock purchase plans, respectively	582,897	5	4,506	—	—	—	4,511
Compensatory stock options issued	—	—	—	—	—	—	—
Compensatory stock options earned	—	—	—	229	—	—	229

Balance — December 31, 2003	129,433,448	$1,294	$1,762,191	$—	$26,719	$(886,871)	$903,333

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2003	2002	2001

	(dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$(185,324)	$(219,716)	$(117,152)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Accrued interest on short-term and restricted investments	7,088	12,050	1,016
Depreciation and amortization	22,477	18,837	13,237
Loss due to disposal and write-down of property, plant and equipment	456	214	382
Compensation expense related to stock options	229	265	225
Charge for impaired investments	—	32,158	22,314
Charge for construction design changes	—	14,238	—
Inducement costs paid in the form of common stock	—	—	3,875
Gain on sale of investments	(9,424)	(7,253)	(6,469)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	4,132	(281)	4,450
Other assets	1,558	5,948	3,034
Accounts payable and accrued expenses	(10,333)	(2,097)	5,866
Accrued payroll and related taxes	1,149	2,311	1,780
Deferred revenues	(2,568)	(2,568)	(11,818)
Other liabilities	(644)	373	(369)

Net cash provided by (used in) operating activities	(171,204)	(145,521)	(79,629)

Cash flows from investing activities:
Capital expenditures — property, plant and equipment	(67,801)	(58,704)	(64,110)
Proceeds from sale of property, plant and equipment	29,157	—	—
Purchase of investments	(702,894)	(548,018)	(1,315,776)
Proceeds from sale and maturities of investments	993,195	744,139	1,162,335

Net cash provided by (used in) investing activities	251,657	137,417	(217,551)

Cash flows from financing activities:
Proceeds from sale of restricted investments	22,247	—	—
Restricted investments	(98,488)	(58,581)	(129,394)
Proceeds from issuance of common stock	4,511	4,256	22,394
Repayment of long-term debt	(448)	(444)	(1,368)
Payments on capital lease	(211)	(241)	—

Net cash provided by (used in) financing activities	(72,389)	(55,010)	(108,368)

Effect of exchange rate changes on cash and cash equivalents	—	—	—
Net increase (decrease) in cash and cash equivalents	8,064	(63,114)	(405,548)
Cash and cash equivalents — beginning of year	25,205	88,319	493,867

Cash and cash equivalents — end of year	$33,269	$25,205	$88,319

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$21,486	$21,574	$22,795
Income taxes	$—	$—	$75

Schedule B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the ownership of Common Stock of the Company as of May 14, 2004, unless otherwise indicated, by (1) all stockholders known by the Company to beneficially own more than five percent of the outstanding Common Stock, (2) each of the directors and nominees for director, (3) each executive officer of the Company, including those named in the Summary Compensation Table and (4) all directors and executive officers of the Company as a group. The Company’s directors and executive officers are not eligible to participate in this offer.

	Number of
	Shares Owned		Percent Owned
Name and Address of Beneficial Owner(1)
FMR Corp	13,131,110	(2)	10.2%
82 Devonshire Street
Boston, Massachusetts 02109-3614
Sid R. Bass Management Trust	11,075,650	(3)	8.6%
201 Main Street, Ste. 2600
Fort Worth, Texas 76102-3131
Wellington Management Company, LLP	9,143,765	(4)	7.1%
75 State Street
Boston, Massachusetts 02109
Directors, Nominees and Executive Officers
William A. Haseltine, Ph.D.	6,160,090	(5)	4.6%
Betsy S. Atkins	8,999	(6)	*
Susan Bateson McKay	372,374	(7)	*
Richard J. Danzig	41,499	(8)	*
James H. Davis, Ph.D., J.D.	1,096,131	(9)	*
Jürgen Drews, M.D.	92,999	(10)	*
Kathryn E. Falberg	3,999	(11)	*
Richard C. Holbrooke	61,998	(12)	*
Argeris (Jerry) N. Karabelas, Ph.D.	25,999	(13)	*
Augustine Lawlor	5,310	(14)	*
Max Link, Ph.D.	57,999	(15)	*
Steven C. Mayer	1,119,359	(16)	*
Craig A. Rosen, Ph.D.	2,111,889	(17)	1.5%
David C. Stump, M.D.	796,183	(18)	*
Laura D’Andrea Tyson, Ph.D.	108,999	(19)	*
James B. Wyngaarden, M.D.	100,999	(20)	*
William D. Young	7,999	(21)	*
All 17 directors and executive officers as a group	11,684,294	(22)	8.8%

*	Percentage is less than 1% of the total number of outstanding shares of the Company’s Common Stock.

(1)	Except as otherwise indicated, each party has sole voting and investment power over the shares beneficially owned.

(2)	As reported on an Amended Schedule 13G filed by FMR Corp. and certain of its affiliated entities on February 17, 2004. In some cases, the entities have sole voting and investment power over their respective shares of the Company’s Common Stock. In other cases, the entities share voting and/or investment power with other entities in the group.

(3)	As reported on an Amended Schedule 13G filed on January 30, 2004 by the Sid R. Bass Management Trust, consisting of 12 related and affiliated entities.

(4)	As reported on an Amended Schedule 13G filed by Wellington Management Company, LLP and certain of its affiliated entities on February 12, 2004. The entities have shared voting and investment power over their respective shares of the Company’s Common Stock.

(5)	Includes 3,338,542 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 851,458 shares of Common Stock issuable upon exercise of options held that are not exercisable within 60 days.

(6)	Includes 8,999 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 39,001 shares of Common Stock issuable upon exercise of options held that are not exercisable within 60 days.

(7)	Includes 354,824 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 179,028 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(8)	Includes 36,999 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 11,001 shares of Common Stock issuable upon exercise of options held that are not exercisable within 60 days.

(9)	Includes 1,093,131 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 238,869 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days. Shares voting and investment power with respect to 3,000 shares of Common Stock.

(10)	Includes 92,999 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 11,001 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(11)	Includes 3,999 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 44,001 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(12)	Includes 61,998 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 34,002 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(13)	Includes 25,999 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 22,001 shares of Common Stock issuable upon exercise of options held that are not exercisable within 60 days.

(14)	Includes 3,999 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 44,001 shares of Common Stock issuable upon exercise of options held that are not exercisable within 60 days.

(15)	Includes 32,999 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 23,001 shares of Common Stock issuable upon exercise of options held that are not exercisable within 60 days.

(16)	Includes 1,022,695 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Also includes 28,000 shares held by Mr. Mayer’s wife, as to which Mr. Mayer shares investment and voting power, and 1,995 shares held by an adult child of Mr. Mayer as to which Mr. Mayer shares investment but not voting power. Does not include 235,541 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(17)	Includes 1,641,892 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Also includes 104,000 shares of Common Stock held in trust for Dr. Rosen’s minor children and 24,568 shares held by Dr. Rosen’s wife, as to which Dr. Rosen disclaims beneficial ownership. Does not include 458,048 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(18)	Includes 791,607 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 258,817 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days. Shares voting and investment power with respect to 4,576 shares of Common Stock.

(19)	Includes 108,999 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 35,001 shares of Common Stock issuable upon exercise that are not exercisable within 60 days and 900 shares of Common Stock owned by a corporation controlled by Dr. Tyson’s husband, as to which Dr. Tyson disclaims beneficial ownership.

(20)	Includes 100,999 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 11,001 shares of Common Stock issuable upon exercise that are not exercisable within 60 days.

(21)	Includes 8,999 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 39,001 shares issuable upon exercise of options that are not exercisable within 60 days.

(22)	Includes 8,729,679 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 2,534,773 shares issuable upon exercise of options that are not exercisable within 60 days.

INDEX TO EXHIBITS

Exhibit No.	Description
(a)(1)(i)	Offer to Exchange Certain Outstanding Human Genome Sciences, Inc. Stock Options under our Amended and Restated 2000 Stock Incentive Plan, dated June 11, 2004.

(a)(1)(ii)	E-mail Communication to Eligible Human Genome Sciences, Inc. Optionholders, dated March 19, 2004.

(a)(1)(iii)	E-mail Communication to Eligible Human Genome Sciences, Inc. Optionholders, dated May 20, 2004.

(a)(1)(iv)	E-mail Communication to Eligible Human Genome Sciences, Inc. Optionholders, dated June 11, 2004.

(a)(1)(v)	Election Form.

(a)(1)(vi)	Form of E-mail Communication to Eligible and Participating Human Genome Sciences, Inc. Optionholders Confirming Receipt of Election Form.

(a)(1)(vii)	Notice of Withdrawal.

(a)(1)(viii)	Form of E-mail Communication to Eligible Human Genome Sciences, Inc. Optionholders to be Delivered on or around June 28, 2004.

(a)(1)(ix)	Form of Rights Letter to Eligible and Participating Human Genome Sciences, Inc. Optionholders to be Delivered on or around July 10, 2004.

(a)(1)(x)	Form of E-mail Communication to Rejected Tendering Human Genome Sciences, Inc. Optionholders.

(a)(1)(xi)	E-mail Communication to Eligible and Participating Human Genome Sciences, Inc. Optionholders to be Delivered on or around January 11, 2005.

(a)(1)(xii)	Human Genome Sciences, Inc. Annual Report on Form 10-K for the period ended December 31, 2003 (File No. 0-22962), as filed with the Securities and Exchange Commission on March 12, 2004 and incorporated herein by reference.

(a)(1)(xiii)	Human Genome Sciences, Inc. Quarterly Report on Form 10-Q for the period ended March 31, 2004 (File No. 0-22962), as filed with the Securities and Exchange Commission on May 7, 2004 and incorporated herein by reference.

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)	Not applicable.

(b)	Not applicable.

(d)(1)	Human Genome Sciences, Inc. Amended and Restated 2000 Stock Incentive Plan, which is incorporated herein by reference to Exhibit A to Human Genome Sciences, Inc.’s Proxy Statement on Schedule 14A, as filed with the Securities and Exchange Commission on April 18, 2001.

(d)(2)	Amendment Nos. 1 and 2 to Human Genome Sciences, Inc. Amended and Restated 2000 Stock Incentive Plan, which is incorporated herein by reference to Annexes A and B to Human Genome Sciences, Inc.’s Proxy Statement on Schedule 14A, as filed with the Securities and Exchange Commission on April 16, 2004.

(g)	Not applicable.

(h)	Not applicable.